Ex 10_11(XV)

GEORGIA-PACIFIC CORPORATION

LONG-TERM INCENTIVE PLAN

ADOPTED BY THE BOARD OF DIRECTORS, SEPTEMBER 17, 1997

APPROVED BY THE SHAREHOLDERS, DECEMBER 16, 1997

(As Amended)

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(b) Performance Awards	5
(i) Administration	5
(ii) Payment of Award	6
(iii) Further Restriction Period	6
(c) Restricted Shares	6
(i) Issuance of Stock Certificates	7
(ii) Status of Restricted Shares	7
(iii) Participant Rights With Respect to Issued Restricted	7
(d) Dividend Equivalents	7
(e) SARs	8

6. OTHER TERMS AND CONDITIONS	8
(a) Assignability; Designation of Beneficiaries	8
(i) Prohibition on Transfer	8
(ii) Designation of Beneficiaries	9
(b) Award Agreement	9
(c) Rights as a Shareholder	9
(d) No Obligation to Exercise	9
(e) Payments by Participants	9
(f) Tax Withholding	10
(g) Restrictions on Exercise	10
(h) Surrender of Options	10
(i) Additional Options Upon Exercise	10
(j) Requirements of Law	10
(k) Non-Exclusivity of the Plan	11
(l) Unfunded Plan	11
(m) Legends	11
(n) Company’s Retirement and Welfare Plans	11
(o) Forfeitures	11
(i) Violations of Company Policies	11
(ii) For Cause Termination	12
(p) Requirement of Employment	12
(q) Code Section 162(m)	12
(r) Deferred Transfer of Shares Upon Exercise of Options	12

7. PLAN ADMINISTRATION	13
(a) Committee as Plan Administrator	13
(b) Delegation	13
(c) Determinations Final	13

8. AMENDMENTS AND TERMINATION	13
(a) Authority to Amend or Terminate	13
(b) Awards Previously Granted	13
(c) Limitations	14

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9. CORPORATE RESTRUCTURING	14
(a) No Bar to Corporate Restructuring	14
(b) Capital Readjustments/Award Modifications	14

10. NO RIGHT TO EMPLOYMENT	15

11. CHANGE OF CONTROL	15
(a) Special Rights Upon Change of Control	15
(i) Lapse of Restrictions; Acceleration of Exercise and/or Vesting	15
(ii) Election of Cash or Stock Distribution	15
(iii) Extended Exercise Period	15
(iv) Awards Non-Cancellable	16
(b) Definition of “Change of Control	16
(i) Acquisition of Stock	16
(ii) Change in Board Membership	16
(iii) Shareholder-Approved Reorganization, Merger or Consolidation	16
(iv) Liquidation or Dissolution	17

12. GOVERNING LAW	17

13. CAPTIONS	17

14. RESERVATION OF SHARES	17

15. SAVINGS CLAUSE	18

16. EFFECTIVE DATE AND TERM	18

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GEORGIA-PACIFIC CORPORATION

LONG-TERM INCENTIVE PLAN

1. ADOPTION AND PURPOSE

Georgia-Pacific Corporation (the “Company”) hereby adopts this Georgia- Pacific Corporation Long-Term Incentive Plan, which was approved by its Board of Directors on September 17, 1997, subject to further approval by the Company’s shareholders (the “Plan”). The purposes of the Plan are to promote the interests of the Company and its stockholders by (a) attracting and retaining exceptional executive personnel and other key employees for the Company and its Subsidiaries (as defined below), (b) motivating such employees by means of performance-related incentives to achieve long-range performance goals and (c) enabling such employees to participate in the long-term growth and financial success of the Company.

2. DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

“(a) Award. “Award” means, individually or collectively, a grant under this Plan of Options, Restricted Shares, Dividend Equivalents, a Performance Award, and/or SARs. The issuance of Options, Restricted Shares, shares of unrestricted Common Stock, Dividend Equivalents, SARs and/or cash pursuant to an Award or the taking of any other action mandated under the terms and conditions of an Award, shall not be deemed to be a new Award for any purpose under this Plan (including, but not limited to, Section 16).”

(b) Award Agreement. “Award Agreement” means a written agreement entered into between the Company and a Participant setting forth the terms and conditions of an Award made to such Participant under this Plan, in the form prescribed by the Committee.

(c) Board. “Board” means the Board of Directors of the Company.

(d) Cause. “Cause” shall mean any of the following: (i) the willful failure of a Participant to perform satisfactorily the duties consistent with his title and position reasonably required of him by the Board or supervising management (other than by reason of incapacity due to physical or mental illness); (ii) the commission by a Participant of a felony, or the perpetration by a Participant of a dishonest act or common law fraud against the Company or any of its Subsidiaries; or (iii) any other willful act or omission (including without limitation the deliberate and willful violation of any corporate policy or regulation) which could reasonably be expected to expose the Company to civil liability under the law of the applicable jurisdiction or causes or may reasonably be expected to cause significant injury to the financial condition or business reputation of the Company or any of its Subsidiaries.

(e) Change of Control. “Change of Control” shall have the meaning specified in Section 11(b).

(f) Code. “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(g) Committee. “Committee” means the Compensation Committee of the Board of Directors of the Company, as constituted from time to time, or such subcommittee of that body as the Compensation Committee shall specify to act for the Compensation Committee with respect to this Plan. Each member of the Committee shall be a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and shall be an “outside director” within the meaning of Section 162(m) of the Code. The Committee shall be composed of at least two (2) such directors.

(h) Common Stock. “Common Stock” means the Company’s common stock, par value $0.80 per share.

(i) Company. “Company” means Georgia-Pacific Corporation, a Georgia corporation headquartered in Atlanta, Georgia.

(j) Dividend Equivalent. “Dividend Equivalent” means an Award granted to a Participant under Section 5(d).

(k) Effective Date. “Effective Date” means the effective date of this Plan as defined in Section 16.

(l) Employee. “Employee” means a common law employee of the Company or a Subsidiary (including, without limitation, any Company or Subsidiary officer).

(m) Exchange Act. “Exchange Act” means the Securities Exchange Act of 1934, as amended. Reference to a specific section of the Exchange Act or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(n) Fair Market Value. “Fair Market Value” means, on any date, the mean between the high and low sales prices of a share of Common Stock on that date as reported in The Wall Street Journal, New York Stock Exchange—Composite Transactions, or as reported in any successor quotation system adopted prospectively for this purpose by the Committee, in its discretion. If the date of determination is not a trading date on the New York Stock Exchange, Fair Market Value shall be determined using the high and low sales prices of a share of Common Stock on the next preceding trading date. The Fair Market Value of the Stock shall be rounded to the nearest whole cent (with 0.5 cent being rounded to the next higher whole cent).

(o) Incentive Stock Option. “Incentive Stock Option” has the meaning specified in Section 5(a).

(p) Non-Qualified Stock Option. “Non-Qualified Stock Option” has the meaning specified in Section 5(a).

(q) Option. “Option” means an Incentive Stock Option or a Non-Qualified Stock Option as defined in this Plan.

(r) Participant. “Participant” means an Employee who has been designated as such by the Committee pursuant to this Plan.

(s) Performance Goals. “Performance Goals” means, with respect to any Performance Period, one or more objective performance goals based on one of more of the following objective criteria established by the Committee prior to the beginning of such Performance Period or within such period after the beginning of the Performance Period as shall meet the requirements to be considered “pre-established performance goals” for purposes of Code Section 162(m): (i) increases in the price of the Common Stock; (ii) market share; (iii) sales; (iv) return on equity, assets or capital; (v) economic profit (economic value added); (vi) total shareholder return; (vii) costs; (viii) margins; (ix) earnings or earnings per share; (x) cash flow; (xi) customer satisfaction; (xii) operating profit; or (xiii) any combination of the foregoing. Such Performance Goals may be particular to an Employee or may be based, in whole or part, on the performance of the division, department, line of business, Subsidiary or other business unit, whether or not legally constituted, in which the Employee works or on the performance of the Company generally.

(t) Performance Award. “Performance Award” shall have the meaning specified in Section 5(b).

(u) Performance Period. “Performance Period” means the period of service designated by the Committee applicable to a Performance Award during which the Performance Goals will be measured.

(v) Plan. “Plan” means the Georgia-Pacific Corporation Long-Term Incentive Plan (formerly known as the Georgia-Pacific Corporation/Georgia-Pacific Group 1997 Long-Term Incentive Plan) as described in this plan document.

(w) Plan Year. “Plan Year” means the calendar year.

(x) Restricted Shares. “Restricted Shares” shall have the meaning specified in Section 5(c).

(y) Restriction Period. “Restriction Period” means a Performance Period and/or any other period during which full ownership of compensation contemplated in an Award remains restricted pursuant to the terms and conditions of that Award.

(z) Subsidiary. “Subsidiary” means any corporation or other entity, whether domestic or foreign, in which the Company has or obtains, directly or indirectly, a proprietary interest of more than 20% by reason of stock ownership or otherwise.

(aa) SAR. “SAR” has the meaning specified in Section 5(e).

(ab) SAR Unit. “SAR Unit” means a bookkeeping entry maintained by the Company on the Company’s books and records for each share of Common Stock with respect to which a Participant has a SAR.

3. ELIGIBILITY

Any Employee designated by the Committee (in its sole discretion) as a Participant under this Plan will be eligible to receive an Award specified by the Committee in accordance with this Plan.

4. STOCK SUBJECT TO THE PROVISIONS OF THIS PLAN; LIMITATIONS

(a) Applicable Stock. The stock subject to the provisions of this Plan shall either be shares of authorized but unissued Common Stock, shares of Common Stock held as treasury stock or previously issued shares reacquired by the Company, including shares purchased on the open market.

(b) Plan Limitations. Subject to adjustment in accordance with the provisions of Sections 4(d) and 9, the total number of shares of Common Stock with respect to which Awards of Options, Restricted Shares, SARs, Performance Awards, and/or unrestricted Common Stock may be granted under this Plan may not exceed 16,000,000 shares.

(c) Individual Limitations. Subject to adjustment in accordance with Section 9, and subject to Section 4(b), (i) the total number of shares of Common Stock with respect to which Awards of Options may be granted in any Plan Year to any Employee shall not exceed 1,200,000 shares, (ii) the total number of Restricted Shares which may be granted in any Plan Year to any Employee shall not exceed 150,000 shares, (iii) the total number of Performance Award shares which may be granted in any Plan Year to any Employee shall not exceed 300,000 shares, (iv) the value of any Performance Awards payable in cash that may be granted in any Plan Year to any Employee shall not exceed $2,500,000 (as determined on the date the Award is granted), and (v) the total number of shares of Common Stock with respect to which Awards of SARs may be granted in any Plan Year to any Employee shall not exceed 1,200,000 shares.

(d) Calculation Procedures. For purposes of calculating the total number of shares of Common Stock available under this Plan for grants of Awards, (i) the grant of an Award of Options, Restricted Shares, SARs or a Performance Award shall be deemed to be equal to the maximum number of shares of Common Stock which may be issued under the Award, (ii) the total number of shares of Common Stock with respect to which Awards may be granted under this Plan shall be increased by the number of Restricted Shares issued under this Plan pursuant to the 2003 Exchange Offer (as defined in Section 8(b)) in exchange for surrendered options that were granted under other option plans of the Company or its Subsidiaries; and (iii) subject to the provisions of Sections 4(b) and 4(c), there shall again be available for Awards under this Plan all of the following: (A) shares of Common Stock represented by Awards which have been cancelled, forfeited, surrendered or terminated or which expire unexercised (other than Restricted Shares granted in the 2003 Exchange Offer in exchange for surrendered options that were granted under other option plans of the Company or its Subsidiaries); (B) the excess portion of variable Awards which become fixed at less than their maximum limitations; and (C) the number of shares of Common Stock delivered in full or partial payment of the exercise price of any Option granted under this Plan; provided, however, that shares so delivered by an Employee in full or partial payment of the exercise of his/her Option shall not reduce the number of Options granted to the Employee in any Plan Year for purposes of Section 4(c)(i); and provided further that in no event shall the aggregate number of shares issued or delivered pursuant to the exercise of Incentive Stock Options exceed 16,000,000 shares.”

5. AWARDS UNDER THIS PLAN

Subject to the provisions of this Plan, the Committee shall have the sole and complete authority to determine the Employees to whom Awards shall be granted and the type, terms and conditions of such Awards. As the Committee may determine, the following types of Awards may be granted under this Plan to Employees on a stand alone, combination or tandem basis:

(a) Options. An Award consisting of a right to buy a specified number of shares of Common Stock at a fixed exercise price during a specified time, and subject to such other terms and conditions, all as the Committee may determine. Such Options may be Non-Qualified Stock Options or Incentive Stock Options. The exercise price for an Award of Options (whether or not they are Incentive Stock Options) may not be less than 100% of the Fair Market Value of the Common Stock on the grant date. The terms and conditions for an Award of Incentive Stock Options must otherwise comply with the requirements of Section 422 of the Code or any successor Section as it may be amended from time to time. Non-Qualified Stock Options are not intended to satisfy the Code requirements for Incentive Stock Options and need not meet such requirements. Each Stock Option granted as an Award under this Plan shall be subject to the provisions of this Plan and the applicable Award Agreement approved by the Committee pursuant to Section 6(b) governing that Option.

(b) Performance Awards. An Award granted to an Employee consisting of the right to receive cash, shares of Common Stock, Options or Restricted Shares that are not to be issued to the Employee until after the satisfaction of the related Performance Goals during the related Performance Period. Such Awards shall be subject to the following conditions and procedures:

(i)

Administration. Performance Awards may be granted to Employees either alone or in addition to other Awards granted under this Plan. The Committee shall determine the Employees to whom Performance Awards shall be awarded for any Performance Period, the duration of the applicable Performance Period, the Performance Goals which must be met for the Award to be paid and the amount of cash and/or the number of shares of Common Stock, Options and/or Restricted Shares to be awarded at the end of a Performance Period to Employees if the Performance Goals are met or exceeded. Each such Performance Award shall be subject to the provisions of this Plan and the applicable Award Agreement approved by the Committee pursuant to Section 6(b) governing that Award.

(ii)	Payment of Award. After the end of a Performance Period, the degree to which the Performance Goals related to such Performance Period have been met shall be determined by the Committee. If the Performance Goals are not met, no compensation shall be issued pursuant to the Performance Award. If the Performance Goals are met or exceeded, the Committee shall certify that fact in writing in the Committee minutes or elsewhere and authorize the payment of the amount of cash or issuance of the number of shares of Common Stock, Options and/or Restricted Shares as contemplated under the affected Performance Award in accordance with the related Award Agreement.

(iii)	Further Restriction Period. At the discretion of the Committee, a Performance Award may provide for deferral of vesting and/or transfer rights with respect to all or some of the incidents of ownership of the compensation contemplated in the Award based on the satisfaction of terms and conditions in addition to the attainment of the stated Performance Goals during the related Performance Period over a further Restriction Period following the Performance Period. In such a case, such vesting and/or transfer rights with respect to the affected incidents of ownership shall be postponed until the Committee certifies that the additional conditions have been timely met and authorizes such vesting and/or transfer. Such acts by the Committee shall not be deemed to be a new Award.

(c) Restricted Shares. An Award consisting of a transfer of shares of Common Stock to a Participant, subject to such restrictions on transfer or other incidents of ownership, for such periods of time (with respect to each Award, the “Restriction Period”) as the Committee may determine. Restrictions on an Award of Restricted Shares may include the attainment of specified Performance Goals during a designated Performance Period having a minimum duration of at least one year, the passage of a period of time having a minimum duration of at least three years (during which Awards may vest incrementally), or a combination of such restrictions and/or of other delayed vesting conditions; provided that in no event may the minimum duration of such Restriction Period be waived except in the case of death, disability, termination of employment or a Change of Control. If the issuance, vesting and/or transfer of ownership of Restricted Shares granted under this Plan is contingent upon the attainment of Performance Goals during a designated Performance Period, the Award shall also be considered a Performance Award and shall be subject to the provisions of Section 6(b) as well as those of this Section 6(c). Awards of Restricted Shares under this Plan shall be subject to the following conditions and procedures:

(i)	Issuance of Stock Certificates. At the time specified for issuance of the Restricted Shares under the applicable Award Agreement, the stock certificate or certificates representing Restricted Shares shall be registered in the name of the Participant to whom such Restricted Shares shall have been awarded. During the Restriction Period, certificates representing the Restricted Shares shall bear a restrictive legend to the effect that the Restricted Shares are subject to the restrictions, terms and conditions provided in this Plan and the applicable Award Agreement. Such certificates shall remain in the custody of the Company and the Participant shall deposit with the Company stock powers or other instruments of assignment, each endorsed in blank, so as to permit retransfer to the Company of all or any portion of the Restricted Shares that shall be forfeited or otherwise not become vested in accordance with the Plan and the applicable Award Agreement.

(ii)	Status of Restricted Shares. Restricted Shares which have been issued in accordance with an Award Agreement shall constitute issued and outstanding shares of Common Stock for all corporate purposes.

(iii)	Participant Rights With Respect to Issued Restricted Shares. The Participant will have the right to vote issued Restricted Shares, to receive and retain all dividends and distributions paid or distributed on such Restricted Shares, and to exercise all other rights, powers and privileges of a holder of Common Stock with respect to such Restricted Shares; except that (A) the Participant will not be entitled to delivery of the stock certificate or certificates representing such Restricted Shares until the Restriction Period shall have expired and unless all other vesting requirements with respect thereto shall have been fulfilled or waived; (B) the Company will retain custody of the stock certificate or certificates representing the Restricted Shares during the Restriction Period; (C) any such dividends and distributions paid in shares of Common Stock shall constitute Restricted Shares and be subject to all of the same restrictions during the Restriction Period as the Restricted Shares with respect to which they were paid; (D) the Participant may not sell, assign, transfer, pledge, exchange, encumber or dispose of the Restricted Shares or his or her interest in any of them during the Restriction Period; and (E) a breach of any restrictions, terms or conditions provided in the Plan or established by the Committee with respect to any Restricted Shares will cause a forfeiture of such Restricted Shares.

(d) Dividend Equivalents. An Award granted to an Employee consisting of the right to receive payment of dividends declared and paid on all or a portion of the number of shares of Common Stock subject to a specified Award under this Plan, as determined by the Committee. The Committee is authorized to grant Dividend Equivalents to Participants subject to such terms and conditions as it may determine. The Committee may provide that Dividend Equivalents be paid or distributed when accrued or be deemed to have been reinvested in additional shares of Common Stock or otherwise reinvested.

(e) SARs. An Award granted to an Employee consisting of the right to receive the appreciation, if any, in the Fair Market Value of a share of Common Stock on the date of exercise over the Fair Market Value of a share of Common Stock on date of grant, multiplied by the number of SAR Units exercised by the Employee. Each SAR shall designate whether the payment of any such appreciation to an Employee shall be paid in cash, in shares of Common Stock or in a combination of cash and Common Stock. Each SAR granted as an Award under this Plan shall be subject to the provisions of this Plan and the applicable Award Agreement approved by the Committee pursuant to Section 6(b) governing that SAR.

6. OTHER TERMS AND CONDITIONS

(a) Assignability; Designation of Beneficiaries.

(i)	Prohibition on Transfer. An Award shall be nontransferable and may not be sold, hypothecated, assigned, anticipated, alienated, commuted, pledged, encumbered or otherwise conveyed by a Participant (whether voluntarily or involuntarily) to any party, nor may any award be subject to attachment or garnishment by any creditor or a Participant; provided that in the event of the incapacity (as determined by the Plan Administrator) or death of the Participant (but subject to Section 6(m) of this Plan), his/her attorney-in-fact pursuant to a valid power of attorney giving general or specific authority to make elections with respect to outstanding Awards, his/her court-appointed guardian or the custodian of his/her affairs or the executor or administrator of his/her estate (as the case may be) may exercise any rights with respect to any vested Award that the Participant could have exercised if he/she were still alive or not incapacitated. No assignment or transfer of any Award or the rights represented thereby, whether voluntary, involuntary, or by operation of law or otherwise, except by will or the laws of descent and distribution, shall vest in the assignee or transferee any interest or right herein whatsoever, and immediately upon any attempt to assign or transfer an Award, the Award shall terminate and be of no force or effect. Notwithstanding anything in this Section 6(a)(i) to the contrary, the Committee in its sole discretion may (but need not) permit transfers of Awards in other situations where the Committee concludes that such transferability (A) does not result in accelerated taxation, (B) does not cause any Option intended to be an Incentive Stock Option to fail to meet the statutory requirements for such Options referenced in Section 5(a), and (C) is otherwise appropriate and desirable, taking into account the impact on the Participant and the Company of applicable tax laws and/or securities laws as applied to transferable Awards.

(ii)	Designation of Beneficiaries. Notwithstanding anything in Section 6(a)(i) to the contrary, a Participant may designate a person or persons to receive, in the event of his death, any rights to which he would be entitled under an Award granted under this Plan (the extent permitted under the applicable Award Agreement). A beneficiary designation may be changed or revoked by a Participant at any time by filing a written statement of such change or revocation with the Company. Such a designation (or modification of designation) shall be made in writing, and filed with the office of the Company designated in the Award Agreement. If a Participant fails to designate a beneficiary, then Section 6(a)(i) will apply.

(b) Award Agreement. Awards made pursuant to the Plan shall be evidenced by Award Agreements in such form as the Committee shall, from time to time, approve, provided that such agreements shall comply with, reflect and be subject to all the terms of this Plan. The Award Agreement will state the characteristics of the Award and all terms and conditions applicable to the Award, provided that the provisions of this Plan which apply to an Award Agreement will be deemed incorporated in such agreement regardless of whether they are specifically reiterated in the text of the Award Agreement. Whenever an Employee is granted an Award under this Plan, the Plan Administrator shall have the responsibility to provide to the designated Participant an Award Agreement governing the particular Award executed on behalf of the Company and, if one has not been supplied previously, a copy of this Plan.

Notwithstanding the terms of any Award Agreement granting options, on and after the Effective Time as defined under the Agreement and Plan of Merger by and among Plum Creek Timber Company, Inc., Georgia-Pacific Corporation and the Spincos (as defined therein) dated July 18, 2000, the period of time a Participant shall have to exercise an option granted to him under an Award Agreement shall include any period of employment with Plum Creek Timber Company, Inc., provided that in no event shall such period extend beyond the 10th anniversary of the date of grant of such option as set forth in the Participant’s Award Agreement.

(c) Rights as a Shareholder. Except as otherwise specifically provided in this Plan or in any Award Agreement, a Participant shall have no rights as a shareholder with respect to shares of Common Stock covered by an Award until the date the Participant is the holder of record of such shares.

(d) No Obligation to Exercise. The grant of an Award shall impose no obligation upon the Participant to exercise the Award.

(e) Payments by Participants. No payments or contributions are required to be made by Participants in this Plan other than such payments as may be required under an applicable Award Agreement, as specified by the Committee. The Committee may determine that Awards for which a payment is due from a Participant may be payable: (i) in U. S. dollars by personal check, bank draft or money order payable to the order of the Company, by money transfers or direct account debits; (ii) through the delivery or deemed delivery based on attestation to the ownership of shares of Common Stock with a Fair Market Value on the date of delivery to the Company equal to the total payment due from the Participant; (iii) by a combination of the methods described in (i) and (ii) above; or (iv) by such other methods as the Committee may deem appropriate. If shares of Common Stock are to be used in payment pursuant to an Award and such shares were acquired upon the exercise of a stock option (whether or not granted under this Plan), such shares must have been held by the Participant for at least six months.

(f) Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state and local taxes (including the Participant’s FICA obligation) required to be withheld with respect to an Award or any dividends or other distributions payable with respect thereto. The Committee, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part, by (i) electing to have the Company withhold otherwise deliverable shares of Common Stock having a Fair Market Value not exceeding the minimum amount required to be withheld, (ii) delivering to the Company shares of Common Stock then owned by the Participant or (iii) such other methods as the Committee may deem appropriate. If shares of Common Stock are to be used in payment of such taxes and such shares were acquired upon the exercise of a stock option (whether or not granted under this Plan), such shares must have been held by the Participant for at least six months. The amount of the withholding obligation satisfied by shares of Common Stock withheld or delivered shall be the Fair Market Value of such shares determined as of the date that the taxes are required to be withheld.

(g) Restrictions on Exercise. No Option or SAR may be exercisable on or after the date which is the tenth anniversary of the date such Option or SAR was granted.

(h) Surrender of Options. The Committee, in its sole discretion, may incorporate one or more provisions in any Option granted under this Plan to allow a Participant to surrender his/her Option in whole or part in lieu of the exercise of all or part of that Option or in payment of any amounts due the Company upon the exercise of such Award. Such provision(s) may specify that the Committee may authorize such surrender after the grant, but before the exercise, of any such Option.

(i) Additional Options Upon Exercise. The Committee, in its sole discretion, may incorporate in any Option granted under this Plan a provision which requires the automatic grant of a new Option under this Plan (subject to the terms and limitations of this Plan) to any Participant who delivers shares of Common Stock as full or partial payment of the exercise price of the original Option. Any new Option granted in such a case (i) will be for the same number of shares of Common Stock as the Participant delivered in exercising the original Option, (ii) will have an exercise price equal to 100% of the Fair Market Value of the delivered shares on the date of such delivery (which shall be deemed to be the grant date for such new Option) and (iii) will have a term equal to the unexpired term of the original Option.

(j) Requirements of Law. The granting of Awards and the issuance of shares of Common Stock upon the exercise of Awards shall be subject to all applicable requirements imposed by federal and state securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction, and by any stock exchanges upon which the Common Stock may be listed. As a condition precedent to the issuance of shares of Common Stock pursuant to the grant or exercise of an Award, the Company may require the Participant to take any reasonable action to meet such requirements.

(k) Non-Exclusivity of the Plan. Neither the adoption of the Plan by the Board nor the submission of the Plan to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options and the awarding of stock and cash otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

(l) Unfunded Plan. Neither the Company nor any Subsidiary shall be required to segregate any cash or any shares of Common Stock which may at any time be represented by Awards, and the Plan shall constitute an “unfunded” plan of the Company. Neither the Company nor any Subsidiary shall, by any provisions of the Plan, be deemed to be a trustee of any Common Stock or any other property, and the liabilities of the Company and any subsidiary to any Employee pursuant to the Plan shall be those of a debtor pursuant to such contract obligations as are created by or pursuant to the Plan, and the rights of any Employee, former employee or beneficiary under the Plan shall be limited to those of a general creditor of the Company or the applicable Subsidiary, as the case may be. In its sole discretion, the Board may authorize the creation of trusts or other arrangements to meet the obligations of the Company under the Plan, provided, however, that the existence of such trusts or other arrangements shall be consistent with the unfunded status of the Plan.

(m) Legends. In addition to any legend contemplated by Section 5(c), each certificate evidencing Common Stock subject to an Award shall bear such legends as the Committee deems necessary or appropriate to reflect or refer to any terms, conditions or restrictions of the Award applicable to such shares, including, without limitation, any to the effect that the shares represented thereby may not be disposed of unless the Company has received an opinion of counsel, acceptable to the Company, that such disposition will not violate any federal or state securities laws.

(n) Company’s Retirement and Welfare Plans. The value of compensation under this Plan will not be included as “compensation” for purposes of computing the benefits payable to any participant under the Company’s retirement plans (both qualified and non- qualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a participant’s benefit. No compensation paid pursuant to any Award under this Plan will constitute “annual management incentive bonuses” for purposes of calculating benefits under any Executive Retirement Agreement covering any Employee.

(o) Forfeitures. Notwithstanding anything in this Plan to the contrary, to the extent permitted by applicable law:

(i)

Violations of Company Policies. Any Award under this Plan may be reduced by the Committee (including reduction to zero) in the event that it determines (in its sole discretion) that any act (or failure to act) by the Participant or the business unit for which the Participant is responsible constitutes a deliberate violation of the Company’s standing corporate policies (as in effect from time to time) and/or a violation of federal, state or local statutes or regulations. The Company policies considered for this purpose will include in particular (but without limitation) the Company’s Code of Business Conduct and its antitrust, safety and environmental policies.

(ii)	For Cause Termination. If the Committee (in its sole discretion) determines that a Participant has been terminated for Cause, all of such Participant’s outstanding Awards under this Plan (whether or not vested under the terms of the applicable Award Agreement) shall terminate as of the Participant’s date of termination.

(p) Requirement of Employment. To be entitled to receive the benefit of an Award under this Plan, a Participant must remain in the employment of the Company or its Subsidiaries through the end of the applicable Performance Period or further Restriction Period; provided, however, that the Committee may provide for partial or complete exceptions to this requirement (e.g., in the case of retirement, death or disability) as it deems equitable in its sole discretion.

(q) Code Section 162(m). Except where the Committee deems it in the best interest of the Company, the Committee shall use its best efforts to grant Awards under this plan which will qualify as “performance based compensation” under Code Section 162(m) or under such other circumstances as the Committee deems likely to result in an income tax deduction for the Company for the full amount of the compensation paid with respect to such Awards.

(r) Deferred Transfer of Shares Upon Exercise of Options. The Committee may determine, either at the time of grant of an Award or later, whether, and to what extent and under what circumstances, the transfer of shares issuable in connection with the exercise of a Non-Qualified Stock Option may be deferred at the election of the affected Participant.

7. PLAN ADMINISTRATION

(a) Committee as Plan Administrator. This Plan shall be administered by the Committee. The Committee shall periodically make determinations with respect to the participation of Employees in this Plan and, except as otherwise required by law or this Plan, the grant terms of Awards including vesting schedules, price, performance standards (including Performance Goals), length of relevant performance, restriction or option period, dividend rights, post-retirement and termination rights, payment alternatives such as cash, stock, contingent awards or other means of payment consistent with the purposes of this Plan, and such other terms and conditions as the Committee deems appropriate. Except as otherwise expressly required by this Plan, the Committee shall have the complete authority and absolute discretion to interpret and construe the provisions of this Plan and the Award Agreements and make determinations pursuant to any Plan provision or Award Agreement which shall be final and binding on all persons. No member of the Committee shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan unless attributable to the member’s own willful misconduct or lack of good faith.

(b) Delegation. The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or any part of its authority and powers under this Plan to one or more directors or officers of the Company; provided, however, that the Committee may not delegate its authority and powers (i) to identify Participants under this Plan, (ii) to make or adjust Awards under this Plan or (iii) in any way which would jeopardize this Plan’s qualification under Section 162(m) of the Code.

(c) Determinations Final. All determinations and decisions made by the Committee, the Board and any delegate of the Committee appointed in accordance with Section 7(b) shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

8. AMENDMENTS AND TERMINATION

(a) Authority to Amend or Terminate. Except as otherwise provided in this Plan, the Board may at any time terminate and, from time to time, may amend or modify this Plan. Any such action of the Board may be taken without the approval of the Company’s shareholders, but only to the extent that such shareholder approval is not required by applicable law or regulation.

(b) Awards Previously Granted. At any time and from time to time, the Committee may amend, modify or terminate any outstanding Award without approval of the Participant; provided, however, that such amendment, modification or termination shall not, without the Participant’s consent, reduce or diminish the value of such Award determined as if the Award had been vested, exercised, cashed in or otherwise settled on the later of the effective date or execution date of such amendment or termination; and provided further that, except as otherwise provided in Section 9 of this Plan or approved in advance by the Company’s shareholders, the term of an outstanding Option may not be extended, and the exercise price of an outstanding Option may not be reduced, directly or indirectly, whether through direct amendment to the exercise price, through cancellation and replacement of the Option, or otherwise. Notwithstanding the foregoing, the Company may effect a one-time exchange offer to be commenced in the discretion of the Company no sooner than May 6, 2003 and no later than the 2004 annual meeting of the Company’s shareholders, upon the terms and conditions described in the Company’s proxy statement for the 2003 annual meeting of the Company’s shareholders and in a Schedule TO to be filed with the Securities and Exchange Commission on or about May 6, 2003, as the same may be amended (the “2003 Exchange Offer”).

(c) Limitations. Notwithstanding the foregoing: (i) no amendment may, without the approval of the shareholders of the Company, (A) increase any of the grant limitations under Section 4 of this Plan, (B) extend the term of this Plan, (C) materially change the eligibility provisions of the Plan, or (D) change the provisions governing the minimum exercise price for Options; (ii) no amendment, modification or termination shall in any manner adversely affect a Participant’s rights under any Awards theretofore granted to a Participant under this Plan without the consent of such Participant; and (iii) no amendment may change any Performance Goal or increase the compensation payable for the achievement of a Performance Goal, after the Committee has established such Performance Goal with respect to a Performance Award.

9. CORPORATE RESTRUCTURING

(a) No Bar to Corporate Restructuring. The existence of this Plan or outstanding Award under this Plan shall not affect in any way the right or power of the Company or its shareholders (i) to make or authorize any and all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, (ii) to issue bonds, debentures, preferred or preference stocks ahead of or affecting the Common Stock or the rights thereof, to dissolve or liquidate the Company, (iii) to sell or transfer all or part of its assets or business or (iv) to effect any other corporate act or proceeding, whether of a similar character or otherwise.

(b) Capital Readjustments/Award Modifications. The Awards under this Plan involving Common Stock will be made in shares of the Common Stock as constituted on the date the Award is granted, but shares of stock actually issued in connection with an Award shall reflect the adjustments (if any) with respect to the Common Stock in connection with such Award contemplated in this Section 9(b). In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, or extraordinary distribution with respect to the Common Stock or other change in corporate structure affecting the Common Stock, the Plan Administrator shall have the authority to make such substitution or adjustments in the aggregate number and kind of shares reserved for issuance under the Plan, in the maximum number of shares which may be granted in any calendar year and in the number, kind and exercise price of shares subject to outstanding Awards and/or such other equitable substitution or adjustments as it may determine in its sole discretion to be appropriate to ensure that all Participants are treated equitably as a result of any such event. Any such adjustment may provide for the elimination of fractional shares. Any shares accruing to outstanding Awards as a result of any adjustment under this Section 9(b) will be subject to the same restrictions (and have the same terms and conditions) as the Awards to which they accrue.

10. NO RIGHT TO EMPLOYMENT

No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or a Subsidiary. Nothing in this Plan shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company or any Subsidiary.

11. CHANGE OF CONTROL

(a) Special Rights Upon Change of Control. Notwithstanding anything contained in this Plan or any Award Agreement to the contrary, in the event of a Change of Control, as defined below:

(i)	Lapse of Restrictions; Acceleration of Exercise and/or Vesting. All restrictions relating to the exercise or vesting of any Award shall automatically lapse and any time periods relating to the exercise or vesting of any Award shall automatically be accelerated so that all such Awards may be immediately exercised and shall be vested in full immediately before the date of such Change of Control; and all Performance Goals applicable to any Award shall be deemed automatically satisfied with respect to the maximum compensation attainable pursuant to all such Awards, so that all of such compensation shall be immediately vested and payable as of the date of such Change of Control;

(ii)	Election of Cash or Stock Distribution. The Committee may, in its sole discretion, at any time before or after any Award is made or granted, provide that upon exercise or vesting of an Award during the 60-day period from and after the date of a Change of Control, the Participant may, in lieu of the receipt of Common Stock upon the exercise or vesting of any Award, elect by written notice to the Company to receive an amount in cash equal to the excess, if any, of the aggregate Value (as defined below) of the shares of Common Stock covered by the Award or portion thereof surrendered determined on the date the Award is exercised or vested (as the case may be), over the aggregate exercise price of the Award, if any. As used in this Section 11(a)(ii) the term “Value” means the higher of (i) the highest Fair Market Value during the 60-day period from and after the date of a Change of Control and (ii) if the Change of Control is the result of a transaction or series of transactions described in paragraphs (i) or (iii) of Section 11(b), the highest price per share of the Common Stock paid in such transaction or series of transactions (which, in the case of paragraph (i), shall be the highest price per share of the Common Stock as reflected in a Schedule 13D filed by the person having made the acquisition);

(iii)	Extended Exercise Period. Following a Change of Control, if a Participant’s employment terminates for any reason other than retirement or death, any Options held by such Participant may be exercised by such Participant until the earlier of ninety (90) days after the termination of employment or the expiration date of such Options, provided, however, that this provision shall not reduce the exercise period otherwise authorized under the applicable Award Agreement; and

(iv)	Awards Non-Cancellable. All Awards shall become non-cancellable.

(b) Definition of “Change of Control”. A “Change of Control” of the Company shall be deemed to have occurred upon the happening of any of the following events:

(i)	Acquisition of Stock. The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Section 11(b)(i), the following acquisitions shall not constitute a Change of Control: (A) any acquisition by a Person who on the Effective Date is the beneficial owner of 20% or more of the Outstanding Company Voting Securities; (B) any acquisition directly from the Company, including without limitation, a public offering of securities, (C) any acquisition by the Company, (D) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Subsidiaries or (E) any acquisition by any corporation pursuant to a transaction which complies with subparagraphs (A), (B) and (C) of Section 11(c)(iii);

(ii)	Change in Board Membership. Individuals who constitute the Board as of the Effective Date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election or removal of the directors of the Company or other actual or threatened solicitation of proxies of consents by or on behalf of a Person other than the Board; or

(iii)

Shareholder-Approved Reorganization, Merger or Consolidation. Consummation of a reorganization, merger or consolidation to which the Company is a party or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case unless, following such Business Combination: (A) all or substantially all of the individuals and entities who were the beneficial owners of Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from the Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) (the “Successor Entity”) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Voting Securities; and (B) no Person (excluding any Successor Entity or any employee benefit plan, or related trust, of the Company or such Successor Entity beneficially owns, directly or indirectly, 20% or more of the combined voting power of the then outstanding voting securities of the Successor Entity, except to the extent that such ownership existed prior to the Business Combination; and (C) at least a majority of the members of the board of directors of the Successor Entity were members of the Incumbent Board (including persons deemed to be members of the Incumbent Board by reason of the proviso to paragraph (ii) of this Section 11(b)) at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination.; or

(iv)	Liquidation or Dissolution. Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

12. GOVERNING LAW

To the extent that federal laws do not otherwise control, this Plan shall be construed in accordance with and governed by the law of the State of Georgia.

13. CAPTIONS

Captions are provided herein for convenience of reference only, and shall not serve as a basis for interpretation or construction of this Plan.

14. RESERVATION OF SHARES

The Company, during the term of the Plan, will at all times reserve and keep available such number of shares of Common Stock as shall be sufficient to satisfy the requirements of the Plan. The final and unappealable inability of the Company to obtain the necessary approvals from any regulatory body having jurisdiction or approval deemed necessary by the Company’s counsel to the lawful issuance and sale of any shares of Common Stock under the Plan shall relieve the Company of any liability in respect of the nonissuance or sale of such shares of Common Stock as to which such requisite authority shall not have been obtained.

15. SAVINGS CLAUSE

This Plan is intended to comply in all aspects with applicable law and regulations. In case any one or more of the provisions of this Plan shall be held invalid, illegal or unenforceable in any respect under applicable law and regulation, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provision shall be deemed null and void; however, to the extent permitted by law, any provision which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Plan to be construed in compliance with all applicable laws so as to foster the intent of this Plan.

16. EFFECTIVE DATE AND TERM

The effective date (the “Effective Date”) of this Plan shall be November 4, 1997. If shareholder approval is not obtained on or before November 4, 1998, this Plan shall terminate on such date. No new Awards shall be granted under this Plan after the tenth anniversary of the Effective Date. Unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted hereunder may, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under any such Award shall, continue after the authority for grant of new Awards hereunder has been exhausted; provided, however, that notwithstanding anything in this sentence to the contrary, except as otherwise provided in Section 9 of this Plan, the exercise price of any Award of Options granted under this Plan may not be reduced.